EXHIBIT 99.1

Antero Resources Agrees to Sell its Piceance Basin Assets

Denver, Colorado, November 5, 2012—Antero Resources announced today that it has entered into an agreement to sell all of its natural gas and pipeline assets in the Piceance Basin to a private company for $325 million in cash plus the assumption of all of Antero’s Rocky Mountain firm transportation obligations.  The transaction is expected to close, subject to the satisfaction of customary closing conditions, in December 2012 with an effective date of October 1, 2012.

The transaction does not include Antero’s 78 Bcf of CIG index (Rockies) natural gas hedges through 2016 that have a cash value of approximately $100 million.  Firm transportation obligations through 2021 were included in the transaction that have an undiscounted liability of $91 million, based on the difference between the pricing upgrade that can be obtained in the futures market at the tailgate of the pipelines and the fixed fee pipeline tariffs.  Assuming the current monetization of Antero’s Rockies natural gas hedges by Antero, the total Piceance proceeds will include $325 million in cash from the purchaser for the upstream and pipeline assets before customary post-closing adjustments, the assumption by the purchaser of $91 million in undiscounted future firm transportation obligations and approximately $100 million in cash for the monetization of Antero’s Rockies hedges.  The transaction and hedge proceeds will initially be used to repay bank debt and no taxes are expected to be paid.

The assets consist of 61,000 net acres of leasehold and 30 miles of gathering pipeline in the Piceance Basin located in western Colorado.  The assets contain an estimated 205 Bcfe of proved developed reserves as of September 30, 2012 and are currently producing 59 MMcfed net from 284 gross operated wells.

Pro forma for the closing of the Piceance transaction, Antero’s estimated 1.0 Tcfe of total net proved developed reserves as of September 30, 2012 would be reduced to approximately 800 Bcfe.  Antero’s September 30, 2012 proved developed reserves were internally generated by Antero’s reserve engineers using SEC pricing as of September 30, 2012 and have not been audited by Antero’s third party reserve engineers.  Additionally, Antero’s $1.4 billion of net debt as of September 30, 2012 would be reduced to approximately $955 million, pro forma for the closing of the transaction and assuming the full monetization of the Piceance hedges.  Upon closing, Antero expects the borrowing base under its credit facility to be reduced to $1.35 billion from $1.65 billion currently.  The Company plans to maintain its lender commitments at $950 million.

Antero Resources Chairman and CEO Paul M. Rady commented, “The Piceance asset sale allows Antero to redeploy capital and human resources to its Marcellus and Utica Shale projects where we are focused on the development of liquids-rich natural gas and oil reserves.  With the closing of the Piceance transaction, and our Arkoma Basin exit earlier in 2012, Antero will complete its transformation into a pure-play Appalachian Basin shale producer with a large scale, low cost, liquids-rich drilling inventory.”

Vinson & Elkins LLP served as the Company’s legal counsel for the transaction.

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional oil and liquids-rich natural gas properties primarily located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania, and in the Piceance Basin in Colorado. Our website is located at www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.